Exhibit 20.1

CAPITAL ONE MASTER TRUST (RECEIVABLES) *
MONTHLY PERIOD : December 2003

Beginning of the Month Principal Receivables :		31,727,276,794.95
Beginning of the Month Finance Charge Receivables :		964,745,508.83
Beginning of the Month Discounted Receivables :		0.00
Beginning of the Month Total Receivables :		32,692,022,303.78

Removed Principal Receivables :		0.00
Removed Finance Charge Receivables :		0.00
Removed Total Receivables :		0.00

Additional Principal Receivables :		596,877,037.58
Additional Finance Charge Receivables :		21,205,255.73
Additional Total Receivables :		618,082,293.31

Discounted Receivables Generated this Period		0.00

End of the Month Principal Receivables :		32,890,374,707.52
End of the Month Finance Charge Receivables :		985,231,925.50
End of the Month Discounted Receivables :		0.00
End of the Month Total Receivables :		33,875,606,633.02

Excess Funding Account Balance		0.00
Adjusted Invested Amount of all Master Trust Series		27,750,741,152.15

End of the Month Seller Percentage		15.63%

CAPITAL ONE MASTER TRUST (DELINQUENCIES AND LOSSES)
MONTHLY PERIOD : December 2003	ACCOUNTS	RECEIVABLES

End of the Month Delinquencies :
30 - 59 Days Delinquent	447,736	513,831,334.83
60 - 89 Days Delinquent	267,719	348,024,329.45
90 + Days Delinquent	550,840	806,411,381.74

Total 30 + Days Delinquent	1,266,295	1,668,267,046.02

Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.92%

Defaulted Accounts During the Month	182,112	177,962,686.92

Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		6.61%

*For calculation purposes Beginning of Month Principal Receivables includes Additional Principal Receivables.

CAPITAL ONE MASTER TRUST (COLLECTIONS)
MONTHLY PERIOD : December 2003	COLLECTIONS	PERCENTAGES

Total Collections and Gross Payment Rate**	5,342,758,334.29	16.04%

Collections of Principal Receivables and Principal Payment Rate	4,761,405,578.45	14.73%

Prior Month Billed Finance Charge and Fees	413,064,781.60
Amortized AMF Income	39,560,388.29
Interchange Collected	84,241,683.90
Recoveries of Charged Off Accounts	43,917,274.11
Collections of Discounted Receivables	0.00

Collections of Finance Charge Receivables and Annualized Yield	580,784,127.90	21.56%

CAPITAL ONE MASTER TRUST (AMF COLLECTIONS)
MONTHLY PERIOD : December 2003

Beginning Unamortized AMF Balance		211,259,844.39
+AMF Slug	8,031,253.42
+AMF Collections	40,129,016.23
-Amortized AMF Income	39,560,388.29
Ending Unamortized AMF Balance		219,859,725.75

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables.